Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2021	2020
Operating Revenues	$2,481,912	$2,233,933

Operating Expenses:
Purchased Power, Fuel and Transmission	843,127	674,883
Operations and Maintenance	473,932	474,104
Depreciation	280,810	260,201
Amortization	73,105	46,992
Energy Efficiency Programs	131,961	126,967
Taxes Other Than Income Taxes	206,159	196,058
Total Operating Expenses	2,009,094	1,779,205
Operating Income	472,818	454,728
Interest Expense	151,171	135,384
Other Income, Net	36,694	25,024
Income Before Income Tax Expense	358,341	344,368
Income Tax Expense	49,763	70,565
Net Income	308,578	273,803
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$306,698	$271,923

Basic and Diluted Earnings Per Common Share	$0.89	$0.79

Weighted Average Common Shares Outstanding:
Basic	344,344,986	343,219,075
Diluted	345,084,052	344,115,842

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2021	2020	2019
Operating Revenues	$9,863,085	$8,904,430	$8,526,470

Operating Expenses:
Purchased Power, Fuel and Transmission	3,372,344	2,987,840	3,040,160
Operations and Maintenance	1,739,685	1,480,252	1,363,113
Depreciation	1,103,008	981,380	885,278
Amortization	231,965	177,679	195,380
Energy Efficiency Programs	592,775	535,760	501,369
Taxes Other Than Income Taxes	829,987	752,785	711,035
Impairment of Northern Pass Transmission	—	—	239,644
Total Operating Expenses	7,869,764	6,915,696	6,935,979
Operating Income	1,993,321	1,988,734	1,590,491
Interest Expense	582,334	538,452	533,197
Other Income, Net	161,282	108,590	132,777
Income Before Income Tax Expense	1,572,269	1,558,872	1,190,071
Income Tax Expense	344,223	346,186	273,499
Net Income	1,228,046	1,212,686	916,572
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income Attributable to Common Shareholders	$1,220,527	$1,205,167	$909,053

Basic Earnings Per Common Share	$3.55	$3.56	$2.83

Diluted Earnings Per Common Share	$3.54	$3.55	$2.81

Weighted Average Common Shares Outstanding:
Basic	343,972,926	338,836,147	321,416,086
Diluted	344,631,056	339,847,062	322,941,636

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.